NEWS RELEASE

Attention: Financial Editors	Stock Symbol: (PGF.A / PGF.B) — TSX;
(PGH) — NYSE

PENGROWTH ENERGY TRUST ANNOUNCES RETIREMENT OF

CHIEF FINANCIAL OFFICER

(Calgary, November 9, 2004) /CNW/ — Pengrowth Corporation (“Pengrowth”), administrator of Pengrowth Energy Trust, announced today the retirement of Robert B. Hodgins, Chief Financial Officer (“CFO”) effective November 29, 2004 to pursue personal interests.

Mr. Hodgins has made many valuable contributions to Pengrowth Energy Trust’s growth and development over the past two years.

Until a new CFO is appointed, the duties of the CFO will be assumed on an interim basis by Chris Webster, Vice President, Treasurer and the Pengrowth Energy Trust finance team.

Mr. Hodgins has agreed to provide Pengrowth Energy Trust with continued advice and support, as required, beyond November 29, 2004.

PENGROWTH CORPORATION

James S. Kinnear, President

For further information about Pengrowth, please visit our website www.pengrowth.com or contact:

Investor Relations, E-mail: investorrelations@pengrowth.com

Telephone: (403) 233-0224  Toll Free: 1-800-223-4122  Facsimile: (403) 294-0051
Investor Relations, Toronto,  Toll Free: 1-888-744-1111  Facsimile: (416) 362-8191